Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 20, 2013 (except for Note 14, as to which the date is August 14, 2013) relating to the financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries (“Successor” or the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the period September 29, 2012 through December 31, 2012, and the consolidated balance sheet of Par Pharmaceutical Companies, Inc. and subsidiaries (“Predecessor”) as of December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the period January 1, 2012 through September 28, 2012 and the years ended December 31, 2011 and 2010, (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph related to the fact that Par Pharmaceutical Companies, Inc. was acquired at the close of business on September 28, 2012 through a merger transaction with Sky Growth Acquisition Corporation, a wholly-owned subsidiary of Sky Growth Holdings Corporation) which appear in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 14, 2013